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                                                                  Exhibit (D)(8)

                        THE PRUDENTIAL SERIES FUND, INC.
                              SUBADVISORY AGREEMENT


     Agreement made as of the first day of January 1, 2001, between Prudential Investments Fund Management LLC (the "Manager"), and Davis Selected Advisers, LP (the "Adviser") a partnership organized under the laws of Colorado.

     WHEREAS, the Manager will enter into a management agreement (the "Management Agreement") with The Prudential Series Fund, Inc. (the "Fund"), a Maryland corporation and a diversified open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act"), pursuant to which the Manager will act as manager of the Fund.

     WHEREAS, shares of the Fund are divided into separate series or portfolios (each a portfolio), each of which is established pursuant to a resolution of the Directors of the Fund, and the Directors may from time to time terminate such portfolios or establish and terminate additional portfolios.

     WHEREAS, the Manager desires to retain the Adviser to provide investment advisory services to the SP Davis Value Portfolio of the Fund (the "Portfolio") in connection with the management of the Fund and to manage such portion of the Portfolio as the Manager shall from time to time direct, and the Adviser is willing to render such investment advisory services.

     NOW, THEREFORE, the Parties agree as follows:

     1. (a) Subject to the supervision of the Manager and of the Directors of the Fund, the Adviser shall manage such portion of the investment operations of the

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Portfolio as the Manager shall direct and shall manage the composition of such portion of the Portfolioincluding the purchase, retention and disposition thereof, in accordance with the Portfolio's investment objective, policies and restrictions as stated in the Prospectus (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time being herein called the "Prospectus") as delivered to the Adviser from time to time by the Manager and subject to the following understandings:

     (i) The Adviser shall provide supervision of such portion of the Portfolio's investments and determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Portfolio, and what portion of the assets it manages will be invested or held uninvested as cash.

     (ii) In the performance of its duties and obligations under this Agreement with respect to the portion of the Portfolio it manages, the Adviser shall act in conformity with the Articles of Incorporation, By-Laws and Prospectus of the Fund and the Portfolio as delivered to the Adviser by the Manager and to the extent that the Manager provides in writing all pertinent information to Adviser including information relating to other investments held by the Portfolio or the Fund. In the performance of its duties and obligations under the Agreement, the Adviser shall act in conformity with the written instructions and directions of the Manager and of the Directors of the Fund and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (including the diversification requirements of section 817(h) of the Code), and all other applicable federal and state laws and regulations to the extent that the Manager provides all

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pertinent information to Adviser relating to other investments held by the
Portfolio or the Fund.

(iii) The Adviser shall in its discretion determine the securities and commodities or other assets to be purchased or sold by such portion of the Portfolio and will place orders pursuant to its determination with or through such persons, brokers, dealers or futures commission merchants (including but not limited to Prudential Securities Incorporated) to carry out the policy with respect to brokerage as set forth in the Fund's Registration Statement and Prospectus or as the Directors may direct from time to time. In providing the Portfolio with investment supervision, it is recognized that the Adviser will give primary consideration to securing best execution. Within the framework of this policy, the Adviser may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Adviser's other clients may be a party. The Manager, in its discretion, may instruct the Adviser to effect all or a portion of its securities transactions with one or more brokers and/or dealers selected by Manager, if it determines that the use of such brokers and/or dealers is in the best interest of the Portfolio. The Adviser shall not be responsible for and shall be held harmless with respect to any execution costs incurred by the Portfolio relating to securities transactions conducted with brokers and/or dealers in accordance with instructions given to the Adviser by the Manager. In addition, the Manager acknowledges that to the extent the Adviser is directed to use a particular

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broker and/or dealer, it may not be able to obtain best execution on all trades executed through that broker and/or dealer.

     It is understood that Prudential Securities Incorporated may be used as principal broker for securities transactions, but that no formula has been adopted for allocation of the Portfolio's investment transaction business. It is also understood that it is desirable for the Fund that the Adviser have access to brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, including supplemental investment and market research and security and economic analysis provided by brokers or futures commission merchants who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers solely on the basis of seeking best execution. Therefore, the Adviser is authorized to place orders for the purchase and sale of securities and commodities or other assets for the Portfolio with such brokers or futures commission merchants, subject to review by the Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers or futures commission merchants may be useful to the Adviser in connection with the Adviser's services to other clients and not all research may be used by the Adviser for the Portfolio.

     On occasions when the Adviser deems the purchase or sale of a security, commodity or other asset to be in the best interest of the Portfolio as well as other clients of the Adviser, the Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities,

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commodities or other assets to be sold or purchased in order to obtain best execution. In such event, allocation of the securities, commodities or other assets so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients. The Adviser or its affiliates may, based upon their trading strategies or their accounts' investment objectives or investment restrictions, restrict to certain accounts purchases and sales of securities for which supply may be limited, provided the Adviser fulfills its fiduciary duties to the Portfolio.

     (iv) The Adviser shall maintain all books and records required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act with respect to the portfolio transactions of the Portfolio for which it is responsible and shall render to the Directors such periodic and special reports as the Board may reasonably request.

     (v) The Adviser is not authorized to accept delivery of cash or securities for the Portfolio or to establish or maintain custodial arrangements for the Portfolio. The Fund shall choose a custodian (the "Custodian") to hold physical custody of the assets of the Portfolio. The Adviser shall provide the Custodian on each business day with information relating to all transactions concerning the portion of the Portfolio's assets it manages and shall provide the Manager with such information upon request of the Manager. The Manager shall use best efforts to require the Custodian to provide the Adviser on each business day with timely information relating to the amount of cash in the Portfolio for which the Adviser is responsible

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and such other information as the Adviser may reasonably request. Adviser shall reconcile its records of the Portfolio's securities and cash managed by the Adviser with statements provided by the Custodian at least once each month. The Adviser shall provide the Manager with a written report on each such reconciliation, including information on any discrepancies noted and actions taken by the Adviser in response thereto, by the tenth business day of the following month.

     (vi) The investment management services provided by the Adviser hereunder are not exclusive, and the Adviser shall be free to render similar services to others, including accounts or investment companies with similar or identical objectives to the Portfolio. The Adviser may give advice and take action with respect to any of its other clients or for its own account which may differ from the timing or nature of action taken by the Adviser with respect to the Portfolio. Nothing in this Agreement shall impose upon the Adviser any obligation to purchase or sell or to recommend for purchase or sale, with respect to the Portfolio, any security which the Adviser, or its shareholders, directors, officers, employees or affiliates may purchase or sell for its or their own account(s) or for the account of any other client, provided that at all times, the Adviser fulfills its fiduciary duties to the Portfolio.

     (vii) The Adviser shall furnish at its own expense all necessary services, facilities and personnel in connection with its responsibilities under this Agreement. It is understood that the Portfolio will pay all of its own expenses, including without limitation: governmental fees; interest charges; loan commitment fees; taxes; fees and expenses of independent auditors, legal counsel and any transfer agent or

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registrar; expenses of issuing or redeeming shares and servicing shareholders'
accounts; expenses of preparing, typesetting, printing and mailing notices and reports to shareholders and regulators; expenses connected with the execution, recording and settlement of securities transactions; insurance premiums; fees and expenses of the Custodian for all services to the Portfolio; expenses of calculating the net asset value of the Portfolio, including but not limited to the fees of independent pricing services; expenses related to proxy voting (other than the cost of third-party proxy voting services; and such non-recurring or extraordinary expenses as may arise including those relating to actions, suits or proceedings to which the Portfolio or the Fund may be a party).

          (b) Services to be furnished by the Adviser under this Agreement may be furnished through the medium of any of its directors, officers or employees.

          (c) The Adviser shall keep the books and records required to be maintained by the Adviser pursuant to paragraph 1(a)(iv) hereof with respect to the portion of the Portfolio it manages and shall timely furnish to the Manager all information relating to the Adviser's services hereunder needed by the Manager to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act. The parties agree that all records which Adviser maintains for the Portfolio are the property of the Fund. The Adviser will surrender promptly to the Fund any of such records (or, at Adviser's option, copies thereof) upon the Fund's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under

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the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

          (d) The Adviser agrees to maintain compliance procedures which it deems adequate to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940 (the "Advisers Act") and other applicable state and federal laws and regulations.

          (e) The Adviser shall furnish to the Manager copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the reports prepared in accordance with the compliance procedures maintained pursuant to paragraph 1(d) hereof as the Manager may reasonably request. The Manager will allow the Adviser sufficient time to collect and provide any records requested pursuant to this subparagraph (e) and shall not require the Adviser to incur unreasonable cost in providing such records.

          (f) The Adviser shall be the agent of the Fund for the limited purposes of executing documents required by brokers, dealers, or other institutions for services necessary to, and within in the scope of, Adviser's management of the portion of the Portfolio for which it is responsible, in accordance with this Agreement.

          (g) The Adviser shall have the power to vote, either in person or by proxy, all Portfolio securities for which it is responsible from time to time, and shall not be required to seek or take instructions from the Manager, the Portfolio or the Fund or take any action with respect thereto.

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          (h)  If the Fund Board authorizes the Adviser to take action with respect to lawsuits involving Portfolio securities for which the Adviser is responsible, the expense of such legal action, including reasonable legal fees, shall be the responsibility of the Fund.

          (i) The Adviser shall not be responsible for providing or calculating any performance information with respect to the Fund or the Portfolio.

          (j) The Manager hereby agrees to use its best efforts to cause the Portfolio, the Portfolio's distributor and any affiliate thereof to satisfy all applicable federal and state securities laws.

          (k) At least once annually, the Adviser, at its expense, shall require those of its personnel who are primarily responsible for managing the Portfolio to make a presentation at such regular or special meeting of the Fund's Board that the Fund may convene.

     2. The Manager shall continue to have responsibility for all services to be provided to the Portfolio pursuant to the Management Agreement and shall oversee and review the Adviser's performance of its duties under this Agreement.

     3. The Manager shall compensate the Adviser for the services provided and the expenses assumed pursuant to this Subadvisory Agreement at an annual rate expressed as a percent of the average daily net assets of the Portfolio as follows:

     ASSET LEVEL                              FEE RATE
     -------------------------------------------------
     $0 to $100 million                       .45%
     above $100 to $500 million               .40%
     above $500 million                       .35%

This fee will be computed daily and paid quarterly.

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     4.   The Adviser shall not be liable for any error of judgment or for any loss suffered by the Fund, the Portfolio or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Adviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement. To the best of the Manager's knowledge, the Fund's Prospectus does not materially misstate or fail to state a material fact as of the date of this Agreement and is compliance with all applicable federal and state securities laws. The Manager will confirm the same, to the best of its knowledge, each year as part of the annual re-approval of this Agreement.

     5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Directors or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio, or by the Manager or the Adviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement.

     6. Nothing in this Agreement shall limit or restrict the right of any of the Adviser's directors, officers or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit the Adviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

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     7.   During the term of this Agreement, the Manager agrees to furnish the
          Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Adviser in any way; provided, however, that any such item which describes the Adviser or characterizes the Adviser's investment process with respect to the Portfolio, or discloses the names of any of its clients (other than the Fund or advisory clients of the Manager and its affiliates) or any of its performance results shall be furnished to the Adviser by first class or overnight mail, facsimile transmission equipment or hand delivery prior to use thereof, and such item shall not be used if the Adviser reasonably objects to such use in writing within five (5) business days (or such other time as may be mutually agreed) after receipt thereof.

     8. This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

     9.   THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

     10. All notices, reports and other communications required to be in writing shall be delivered in person or sent by first-class mail postage prepaid, overnight courier, or confirmed facsimile with original to follow.

If to Adviser:

     Davis Selected Advisers, LP
     2949 East Elvira Road, Suite 101
     Tucson, Arizona 85706
     Attn: Thomas Tays, General Counsel

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If to Manager:

     The Prudential Series Fund, Inc.
     3 Gateway Center, 4/th/ Floor
     Newark, NJ 07102-4077
     Fax (973) 367-8064
     Attention: General Counsel

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                              PRUDENTIAL INVESTMENTS FUND MANAGEMENT LLC



                              By  /s/ Robert F. Gunia
                                 --------------------
                              Name: Robert F. Gunia
                              Title: Executive Vice President

                              Davis Selected Advisers, LP
                              By Venture Advisers, Inc. (General Partner)

                              By /s/ Thomas Tays
                                 ---------------
    Thomas Tays



    _____________________________
    Vice President

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